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                                                                      EXHIBIT 13


                             SUBSCRIPTION AGREEMENT





                               October 31, 1996





BCM Institutional Funds, Inc.
111 East Kilbourn Avenue, Suite 1000
Milwaukee, WI 53202

Ladies and Gentlemen:

  The undersigned, Baird Capital Management LLC, hereby subscribes for the purchase of 10,000 shares of Common Stock, par value $.001 per share, of BCM Institutional Funds, Inc. (the "Company"), representing 5,000 shares of the BCM Growth Fund and 5,000 shares of the BCM Small Cap Growth Fund (collectively, the "Funds")), and hereby promises to pay to the Company on the date hereof the sum of $100,000 in cash for such shares. Upon payment therefor, the shares to be issued shall be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Funds.

  The undersigned represents and warrants that it is an accredited investor (as defined in Rule 501(a) under the Securities Act of 1933 (the "1933 Act")), has sufficient experience and knowledge in business and financial matters as to be capable of evaluating the merits and risks of this investment, can bear all such risks (including total loss), and has had the opportunity to make all inquiries and investigations as it has deemed appropriate. The undersigned further represents and warrants that it is purchasing the shares of the Funds for investment purposes only and not with a view toward sale, redemption or distribution.

  The undersigned acknowledges and understands that shares of the Funds will be issued to the undersigned in a private placement and are not currently registered under the 1933 Act or applicable state securities laws, in reliance by the Company on the representations and warranties made by the undersigned herein. The undersigned agrees not to sell or redeem any shares of the Funds unless there is a registration statement covering such shares then in effect or pursuant to an available exemption from such registration supported by an opinion of counsel to such effect. In addition, the undersigned understands and acknowledges that, if any shares of the Funds issued pursuant hereto (the "initial shares") are redeemed by the undersigned before the deferred organizational expenses of the Funds are completely amortized, there shall be deducted from the redemption price payable to the



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BCM Institutional Funds, Inc.
October 31, 1996
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undersigned the pro rata unamortized portion of such expenses attributable to the redeemed shares (based on the ratio that the number of redeemed shares bears to the number of initial shares then outstanding).

                                     Very truly yours,

                                     BAIRD CAPITAL MANAGEMENT LLC



                                     By: /s/ Dana J. Russart
                                         --------------------------
                                         Dana J. Russart, Secretary